Exhibit (c)(xi)

HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] July 31, 2025 Preliminary Financial Perspectives PROJECT ARBUTUS

1 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS Disclaimer This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee of the Board of Directors (the “Special Committee”) of TELUS International (Cda) Inc. (the “Company” or “TELUS Digital”) by BMO Nesbitt Burns Inc. (“BMO”) in connection with the Special Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with BMO in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only. BMO expressly disclaims any and all liability which may be based on the materials and any errors therein or omissions therefrom. The materials were prepared for specific persons familiar with the business and affairs of the Company or other Transaction participants for use in a specific context and were not prepared to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Special Committee, the Company or BMO takes any responsibility for the use of the materials by persons other than the Special Committee. The materials are provided on a confidential basis solely for the information of the Special Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without BMO’s prior written consent. 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Although subsequent developments may affect the contents of the materials, BMO has not undertaken, and is under no obligation, to update, revise or reaffirm the materials. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Special Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. 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In preparing the materials, BMO has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law. All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates (including, without limitation, estimates of potential cost savings and synergies) contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. BMO has relied upon representations made by management of the Company that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and BMO expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. 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In addition, BMO has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to BMO that would be material to its analyses, and that the final forms of any draft documents reviewed by BMO will not differ in any material respect from such draft documents. The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by BMO or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of BMO’s affiliates and employees, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, one or more parties that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. BMO provides mergers and acquisitions, restructuring and other advisory and consulting services to clients. BMO’s personnel may make statements or provide advice that is contrary to information contained in the materials. BMO’s or its affiliates’ proprietary interests may conflict with the Company’s interests. BMO may have advised, may seek to advise and may in the future advise one or more participants in the Transaction and/or other companies mentioned in the materials.

2 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS OVERVIEW OF TELUS PROPOSAL Section 1: Overview of TELUS Proposal Section 1 Overview of TELUS Proposal Section 2 Overview of TELUS Digital Section 3 Management Projections Section 4 Preliminary Financial Analysis Appendix (Informational)

HIGHLY CONFIDENTIAL
PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION
[July 31, 2025]

BMO

OVERVIEW OF TELUS PROPOSAL

Overview of TELUS Proposal

(Values shown in US$ mm, unless otherwise stated)

SITUATION OVERVIEW

- On June 12, 2025, TELUS International (Cda) Inc. ("TELUS Digital") (TSX/NYSE: TIXT) received a non-binding indication of interest from TELUS Corporation ("TELUS") (TSX: T, NYSE: TU) of US$3.40 per share in cash for the shares of TELUS Digital not already owned by TELUS
  - TELUS owns a 57.0% economic interest and an 86.9% voting interest in TELUS Digital[1]
  - TELUS is also a lender in TELUS Digital's credit facility, holding approximately 7.2% of TELUS Digital's US$800 mm revolving credit facility and US$1.2 bn amortizing term loan
  - The proposed acquisition is expected to provide TELUS with closer operational flexibility to TELUS Digital, enabling enhanced AI capabilities and SaaS transformation across its lines of business
- The transaction is subject to MI 61-101 requirements, including the requirement to prepare a formal valuation and the approval of a majority of minority shareholders
- The TELUS Digital Board of Directors has established a Special Committee of independent directors to evaluate the proposal from TELUS and potential viable alternatives that may be available to TELUS

SELECTED TRANSACTION PARAMETERS

Indicative Proposed Price	(US$)	$3.40
Fully Diluted Shares Outstanding	(mm)	298
Implied Equity Value (100%)	(US$ mm)	$1,012
Implied Minority Equity Value	(US$ mm)	$472
Implied Enterprise Value	(US$ mm)	$2,563
Implied Premium / (Discount) to:		
Closing Share Price ($3.96)	(%)	(14.1%)
Unaffected Date ($2.96)[2]	(%)	14.9%
30-Day VWAP Prior to Proposal ($2.75)[2]	(%)	23.4%
60-Day VWAP Prior to Proposal ($2.67)[2]	(%)	27.5%
90-Day VWAP Prior to Proposal ($2.95)[2]	(%)	15.1%
52-Week High Prior to Proposal ($6.86)[2]	(%)	(50.4%)
Implied Multiples (Reported EBITDA / Adj. EBITDA):[3]		
EV / Q2'25 LTM Adj. EBITDA ($383 mm / $311 mm)	(ratio)	7.4x / 8.2x
EV / 2025B Adj. EBITDA		
Consensus Estimates ($400 mm / $341 mm)	(ratio)	7.1x / 7.5x
Mgmt. Standalone Forecast ($414 mm / $312 mm)	(ratio)	6.9x / 8.2x

Source: FactSet, Public filings, TELUS Digital Management
Note: Market data as of 29-Jul-25.
1. Ownership based on TELUS Digital's basic shares outstanding.
2. As of unaffected share price date of 11-Jun-25.
3. Adjusted EBITDA presented as burdened by lease expenses and unburdened by share-based compensation. For Adjusted EBITDA multiples, enterprise value does not include lease liability as financial debt.

3

PROJECT ARBUTUS

4 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS 08-Jan-25: Meta announces plans to end third-party fact checking on its platforms 12-Feb-24 Announced US$1.8 bn senior unsecured note offering, with proceeds used to repay existing debt 12-Jul-23: Released revised guidance projecting lower growth, triggering analyst downgrades 15-Feb-23: Investor sentiment weakens after 2023 Investor Day, with analyst regarding around limited competitive differentiation and rising operating costs 28-Jun-22: TELUS announces agreement to acquire US$66 mm shares of TELUS Digital 05-Jul-21 Announced acquistion of Playment (terms undisclosed) 27-Oct-22: Announced US$1.2 bn acquisition of WillowTree; some analysts raise concerns regarding leverage assumed from transaction financing 12-Jun-25: TELUS submits non-binding LOI to acquire remaining ownership of TELUS Digital for $3.40 per share 27-May-25: Announced acquisition of Gerent (terms undisclosed) -- 3.0 6.0 9.0 12.0 15.0 18.0 -- $10 $20 $30 $40 $50 $60 Feb-21 Aug-21 Feb-22 Aug-22 Feb-23 Aug-23 Feb-24 Aug-24 Feb-25 Volume (mm) Share Price (US$) Volume Share Price (US$) S&P 500 (Indexed) Source: Public filings, FactSet, Street research Note: Market data as of 29-Jul-25. OVERVIEW OF TELUS PROPOSAL TELUS Digital shares have declined primarily from weakening customer demand trends and industry-wide headwinds EBITDA Beat EBITDA Miss (Values shown in US$, unless otherwise stated) HISTORICAL SHARE PRICE AND TRADING VOLUME Historical Trading Performance Technology valuations decline from late 2021 to early 2022 as Federal Reserve enters interest rate hike cycle and macroeconomic outlook weakens

5 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS -- 2 4 6 8 10 12 14 16 18 20 22 -- 2% 4% 6% 8% 10% 12% 14% 16% 18% 20% 22% 12-Jun-25 17-Jun-25 23-Jun-25 26-Jun-25 02-Jul-25 08-Jul-25 11-Jul-25 16-Jul-25 21-Jul-25 24-Jul-25 29-Jul-25 Volume (mm) Trading Premium to Indicative Proposal Price (%) Volume Implied Premium to Indicative Proposal Price VWAP Since Announcement: $3.71 Float Turnover Since Announcement: 59.8% (Values shown in US$, unless otherwise stated) Source: FactSet, Bloomberg Note: Market data as of 29-Jul-25. 1. Calculated using aggregate trading volume of TELUS Digital’s NYSE-listed and TSX-listed shares. 2. Premium of daily VWAP to indicative proposed price of US$3.40 per share. OVERVIEW OF TELUS PROPOSAL Arbitrage Spread Since Acquisition Proposal (29-Jul-25) TRADING PREMIUM(1),(2) TO INDICATIVE PROPOSAL PRICE AND TRADING VOLUME(1) Since announcement of TELUS’ proposal on June 12, 2025, TELUS Digital shares have traded at ~6% to 20% premium to TELUS’ indicative proposed price 09-Jul-25: TELUS Digital announces Special Committee process update 12-Jun-25: TELUS submits non-binding proposal to acquire remaining ownership of TELUS Digital for $3.40 per share in cash

HIGHLY CONFIDENTIAL
PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION
[July 31, 2025]
BMO
OVERVIEW OF TELUS PROPOSAL

Shareholder Overview and Implications for Minority Approval

(Values shown in US$, unless otherwise stated)

SHAREHOLDER SUMMARY[1]

Name	Multiiple Voting Shares ("MVS")		Subordinate Voting Shares ("SVS")		Economic Interest	Voting Interest
	(mm)	(%)	(mm)	(%)	(%)	(%)
TELUS	152.0	92.5%	6.9	6.0%	57.0%	86.9%
EQT/BPEA	12.4	7.5%	35.4	31.1%	17.2%	9.1%
Tobias Dengel	--	--	2.3	2.0%	0.8%	0.1%
Other Insiders	--	--	2.0	1.8%	0.7%	0.1%
Total Insiders	**164.4**	**100.0%**	**46.6**	**40.8%**	**75.8%**	**96.2%**
Mackenzie Financial	--	--	8.3	7.3%	3.0%	0.5%
QV Investors	--	--	6.1	5.3%	2.2%	0.3%
BlackRock	--	--	5.8	5.1%	2.1%	0.3%
ClearBridge Investments [2]	--	--	5.3	4.7%	1.9%	0.3%
Scheer Rowlett & Associates	--	--	3.6	3.1%	1.3%	0.2%
Franklin Templeton	--	--	3.3	2.9%	1.2%	0.2%
Arrowstreet Capital	--	--	2.2	1.9%	0.8%	0.1%
Medina Value Partners	--	--	2.1	1.9%	0.8%	0.1%
Beutel, Goodman & Co.	--	--	2.1	1.8%	0.8%	0.1%
Empire Life	--	--	1.8	1.6%	0.7%	0.1%
Other Institutions	--	--	14.6	12.8%	5.3%	0.8%
Total Institutions	**--**	**--**	**55.3**	**48.4%**	**19.8%**	**3.1%**
Remaining Shareholders	--	--	12.3	10.8%	4.4%	0.7%
Total	**164.4**	**100.0%**	**114.1**	**100.0%**	**100.0%**	**100.0%**

MINORITY SHAREHOLDER CONSIDERATIONS

- TELUS has right of first offer on all multiple voting shares and subordinate voting shares held by EQT / BPEA if EQT / BPEA decides to sell more than US$30 mm in shares


Economic Interest by Investor
Voting Interest by Investor
57.0%
17.2%
19.8%
1.5%
4.4%
86.9%
9.1%
3.1%
0.2%
0.7%
TELUS
EQT / BPEA
Institutions (98 shareholders)
Insiders (25 shareholders)
Other Investors (incl. Retail)

- EQT / BPEA controls 40% of the minority shareholder approval (assuming EQT / BPEA's MVS are converted into SVS)

Top five minority shareholders control 53% of SVS (58% assuming EQT/BPEA MVS are converted to SVS); TELUS owns more than 90% of MVS

Source: Public filings, FactSet, SEDI
1. Ownership based on TELUS Digital's basic shares outstanding.
2. ClearBridge Investments operates as an autonomous subsidiary of Franklin Templeton.

6
PROJECT ARBUTUS

HIGHLY CONFIDENTIAL
PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION
[July 31, 2025]

BMO

OVERVIEW OF TELUS PROPOSAL

Selected Equity Research Analysts' Perspectives

(Values shown in US$, unless otherwise stated)

	Share Price Targets		Share Price Targets Prior to TELUS' Indicative Proposal	
Broker	**Date**	**Target Share Price**[1]	**Date**	**Target Share Price**[1]
Broker 1	12-Jun-25	$6.00	09-May-25	$6.00
Broker 2	10-Jul-25	5.00	09-May-25	5.00
Broker 3	12-Jun-25	4.00	11-May-25	4.00
Broker 4	21-Jul-25	4.00	09-May-25	3.50
Broker 5	09-Jun-25	3.50	12-May-25	3.50
Broker 6	28-Jul-25	3.40	26-May-25	3.00
Broker 7	20-Jul-25	3.40	09-May-25	4.50
Broker 8	29-Jul-25	3.37	12-May-25	3.22
Broker 9	06-Jun-25	3.20	09-May-25	3.20
Broker 10	13-Jun-25	3.00	09-May-25	3.00
Broker 11	12-Jun-25	Suspended Coverage	09-May-25	3.00
Broker 12	12-Jun-25	Target Price Undisclosed	28-May-25	Target Price Undisclosed
Broker 13	13-Jun-25	Target Price Undisclosed	09-May-25	Target Price Undisclosed
Broker 14	12-May-25	Target Price Undisclosed	12-May-25	Target Price Undisclosed
Median Share Price Target		**$3.45**		**$3.50**
Implied Premium / (Discount) to Indicative Proposal ($3.40)		**1.5%**		**2.9%**
Implied Premium / (Discount) to Closing Share Price on 29-Jul-25 ($3.96)		**(12.9%)**		**(11.6%)**

Outperform | Sector Perform | Underperform

Source: FactSet, Street research
Note: Market data as of 29-Jul-25.
1. Target price typically reflects a one-year forward view on share price from research analyst.

7

PROJECT ARBUTUS

8 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS OVERVIEW OF TELUS DIGITAL Section 2: Overview of TELUS Digital Section 1 Overview of TELUS Proposal Section 2 Overview of TELUS Digital Section 3 Management Projections Section 4 Preliminary Financial Analysis Appendix (Informational)

9 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS 2020A 2021A 2022A 2023A 2024A 2025B 20A-'25B CAGR Revenue $1,582 $2,194 $2,468 $2,708 $2,658 $2,788 YoY Growth % 55.1% 38.7% 12.5% 9.7% (1.8%) 4.9% Adj. EBITDAR $362 $465 $582 $562 $453 $414 Margin % 22.9% 21.2% 23.6% 20.8% 17.0% 14.9% (-) Lease Expense $62 $68 $71 $89 $95 $104 11.0% Adj. EBITDA $329 $472 $536 $494 $390 $312 Margin % 20.8% 21.5% 21.7% 18.2% 14.7% 11.2% Adj. EBITDA - CapEx $255 $371 $432 $401 $286 $187 Conversion % 77.5% 78.6% 80.6% 81.2% 73.3% 59.9% 12.0% 2.7% (6.1%) (1.1%) M&A Spend $1,845 $11 $1 $1,177 $3 n.a. n.a. (Values shown in US$ mm, unless otherwise stated) Source: Public filings, FactSet, Street research 1. Includes, among others, travel & hospitality, energy & utilities, retail, and consumer packaged goods industry verticals. 2. TELUS Digital standalone forecast. 3. Conversion defined as (Adj. EBITDA – CapEx) / Adj. EBITDA. 4. = Increasing percentage of revenue = Declining percentage of revenue = Not reported in previous years; based on 2024A actual results and 2023A actual results. Business line in comparison to 2022A actual results. OVERVIEW OF TELUS DIGITAL Overview of TELUS Digital Technology-enabled customer experience service provider with high-quality offering but under significant disruption and with high customer concentration FINANCIAL PERFORMANCE ⚫ Operates through core business lines: i) Customer Experience Management (“CXM”), ii) Trust, Safety, and Security (“TS&S”), iii) AI & Data Solutions (“AI&DS”), iv) TELUS Digital Operations (“TDO”) and v) TELUS Digital Solutions (“TDS”) ⚫ Delivers digital customer experience and solutions across key industry verticals: i) Tech & Games, ii) Communications & Media, iii) eCommerce & FinTech, iv) Healthcare, v) Banking, Financial Services, & Insurance, and vi) Others(1) ⚫ For FY’24A, top 2, 3, and 10 customers represent 39%, 49%, and 65% of revenues, respectively ⚫ Customer contracts typically range from three to five years; such contracts may be terminated by clients for convenience with limited notice and without payment of a penalty or termination fee. Additionally, clients, other than TELUS, are not contractually committed to provide specific volumes. Furthermore, some contracts may have long-term pricing structures ⚫ Global footprint employing over 78,000 across 31 countries COMPANY OVERVIEW REVENUE BY GEOGRAPHY (2024A)(4) Europe North America Asia-Pacific Central America & Others 29% 29% 23% 19% US$2,658 mm (2) 42% 25% 10% 7% 6% 10% US$2,658 mm REVENUE BY INDUSTRY VERTICAL (2024A)(4) Tech & Games Communications & Media eCommerce & FinTech Healthcare Banking, Financial Services, & Insurance Other 15% 14% 50% 5% 16% REVENUE BY BUSINESS LINE (2024A)(4) AI & Data Solutions Trust, Safety, & Security Customer Experience Management TELUS Digital Solutions US$2,658 mm TELUS Digital Operations (3)

10 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS 67% 61% 26% 16% 2% (4%) (47%) (52%) (54%) (54%) (70%) (86%) (86%) IBEX S&P 500 CGI Cognizant CSG Systems Accenture Grid Dynamics EPAM Concentrix Globant Teleperformance TELUS Digital Endava 34% 6% 1% 1% (3%) (5%) (7%) (7%) (8%) (10%) (12%) (15%) (19%) TELUS Digital S&P 500 Concentrix IBEX CSG Systems EPAM Cognizant Teleperformance CGI Globant Accenture Endava Grid Dynamics Total Return Performance Over Time Source: FactSet Note: Market data as of 29-Jul-25; adjusted for reinvested dividends. No selected company is identical or directly comparable to TELUS Digital. 1. Unaffected share price performance as of 11-Jun-25. OVERVIEW OF TELUS DIGITAL Relative Total Return Performance vs. Selected Companies TELUS Digital’s total return has underperformed versus the selected companies CX / BPO DX / IT Consulting TELUS Digital S&P 500 SHARE PRICE PERFORMANCE SINCE TELUS PROPOSAL ANNOUNCEMENT(1) Median: (7.1)% LAST THREE-YEAR SHARE PRICE PERFORMANCE Median: (47.5)% LTM SHARE PRICE PERFORMANCE Median: (10.9%) 81% 41% 19% 5% (7%) (8%) (11%) (14%) (17%) (18%) (37%) (53%) (54%) IBEX CSG Systems S&P 500 Cognizant CGI Concentrix Teleperformance Accenture Grid Dynamics EPAM TELUS Digital Globant Endava

11 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS Source: Public filings 1. Leverage ratio as defined in TELUS Digital’s credit agreement, calculated as the sum of outstanding credit facility and contingent facility borrowings plus derivative liabilities less cash, divided by rolling LTM Adjusted EBITDA plus WillowTree transaction fees and net losses from discontinued operations. OVERVIEW OF TELUS DIGITAL Certain Items Impacting TELUS Digital’s Financial Performance Revenue Concentration ⚫ Revenue mix concentrated with small number of key clients, some of which only have purchased one service line ⚫ Management is actively pursuing strategies to diversify revenue opportunities with existing customers and win new clients ⚫ Represents financial downside from one-time contract loss events, as recently experienced with large social media client Cost Structure ⚫ Cost structure heavily skewed toward salaries and benefits (represents ~75% of total operating expenses) ⚫ Skilled worker requirement / employee costs can have a material impact on results given labour market dynamics Contract Terms ⚫ TELUS Digital benefits from long-term contracts; however, absence of volume commitments and lack of penalties charged to clients that pause or cancel contracts contribute to risk of customer churn ⚫ TELUS Digital benefits from $200 mm floor contract with TELUS, mitigating some potential downside risks Limited Near-Term Catalysts ⚫ Investments in operating improvements / cost structure optimization underway, but expected to take time to yield results ⚫ AI potential not yet reached and is cannibalizing existing CX business in the meantime High Leverage ⚫ M&A and capital investments have not yielded sufficient Adj. EBITDA gains to offset accompanying debt financing ⚫ Leverage ratio(1) of 3.4x (as of Q1 2025) is above Management’s 2.0x – 3.0x target range, nearing covenant of 3.75x Price Compression in Legacy Business ⚫ AI disruption and increasingly commodified offerings are making price a key differentiator amongst competitors ⚫ Limited pricing power against large, highly-scaled client base ⚫ Industry shift to outcome-based pricing model is anticipated to potentially result in neutral or negative impact, gradually compressing margins Economic Turbulence ⚫ Macroeconomic uncertainty and recession fears reignited by trade volatility, with several large customers publicly expressing concerns regarding potential impact of tariffs on IT sales cycle Company Factors External Factors High customer concentration, AI disruption, pricing pressures, and leverage have impacted TELUS Digital’s financial performance

HIGHLY CONFIDENTIAL
PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION
[July 31, 2025]

BMO

OVERVIEW OF TELUS DIGITAL

Enterprises Are Embracing AI for Customer Experience Needs

SELECTED THEMES

Generative AI is replacing simple traditional customer experience functions that are highly commoditized

Human agents remain best suited to handle complex requests and provide higher customer satisfaction

Companies increasingly leveraging AI to support human agents in delivering superior results more efficiently

NOTABLE HEADLINES

July 11, 2025 – Rogers Communications announced it had **ended its contract with an outsourced customer service provider** as the company **embraces digital tools for CX functions**; this follows a move earlier in the year in which Rogers laid off internal customer service staff related to its online chat services in multiple provinces

April 8, 2025 – Bank of America announced that **90% of its global workforce was using its AI-driven virtual assistant for increased efficiency**, with AI guided assistance enabling agents to deliver a more personalized client experience, increase customer satisfaction, and reduce call handling times within customer service functions

February 6, 2025 – Lyft announced that **Claude, an Anthropic AI assistant, had been successfully deployed into Lyft's customer service function and had reduced average resolution time by 87%** compared to unassisted human agents, resolving thousands of customer requests per day without any human involvement

February 27, 2024 – Klarna announced its **AI assistant is handling two-thirds of its customer service chats in its first month, equivalent to 700 full-time CX agents,** and on par with human agents in relation to customer satisfaction score; the move was estimated to drive a $40 million profit improvement in 2024

June 13, 2023 – IKEA announced that the **remainder of its customer service agents would be replaced by its AI chatbot, Billie, after retraining over 8,000 call center workers over the prior two years;** Billie became responsible for managing nearly 50% of all customer service inquiries directed to call centers over the timeframe

While AI is disrupting and displacing highly transactional customer service interactions, there remains ample opportunity for CX BPOs to leverage the technology to service more complex demands

Source: Street research and other public sources

12

PROJECT ARBUTUS

13 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS MANAGEMENT PROJECTIONS Section 3: Management Projections Section 1 Overview of TELUS Proposal Section 2 Overview of TELUS Digital Section 3 Management Projections Section 4 Preliminary Financial Analysis Appendix (Informational)

14 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS Source: TELUS Digital Management 1. Burdened is referred to as a reduction to Adjusted EBITDA. Unburdened is referred to as an expense add-back to Adjusted EBITDA. 2. Net amount owed to TELUS includes $314 mm in payables less $28 mm in receivables and $15 mm normalization adjustment. Basis of Preliminary Financial Analysis ⚫ Source of Forecast ◼ TELUS Digital Management has provided a five-year draft forecast (“Standalone” or “Standalone Forecast”) ⚫ Currency ◼ All figures are presented in United States dollars (“USD”), unless otherwise noted – Management has assumed a fixed foreign exchange rate of CAD to USD of 1.40 ⚫ EBITDA Presentation ◼ TELUS Digital's and selected companies’ financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and, as such, the treatment of lease payments is not comparable to U.S. GAAP ◼ Furthermore, TELUS Digital no longer adds back share-based compensation to its Adjusted EBITDA calculation while many selected companies continue to do so ◼ For purposes of BMO’s analysis and unless otherwise noted, (i) Adjusted EBITDA is burdened(1) by lease expenses and unburdened(1) by share-based compensation and (ii) lease liability is not included as financial debt ◼ Refer to appendix page 32 for additional detail and calculations relating to Adjusted EBITDA figures ⚫ Net Debt Presentation ◼ Net debt is inclusive of debt-like items, notably, a net amount owed to TELUS ($271 million(2)), WillowTree provision liability ($134 million) and unfunded pension obligation ($17 million), and excludes lease liabilities ⚫ Shares Outstanding ◼ Shares outstanding are calculated on a fully diluted basis, including PSUs and RSUs ⚫ Canadian Securities Law ◼ The analysis contained in this presentation has been prepared with reference to the formal valuation requirements of MI 61-101 MANAGEMENT PROJECTIONS

HIGHLY CONFIDENTIAL
PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION
[July 31, 2025]

BMO

MANAGEMENT PROJECTIONS

TELUS Digital Management Standalone Financial Forecast

(Values shown in US$ mm, unless otherwise stated)

FORECAST SUMMARY

	Budget	Forecast				
	2025B	2026E	2027E	2028E	2029E	2030E
(1) Net Revenue	$2,788	$2,910	$3,071	$3,230	$3,396	$3,594
YoY Growth %	4.9%	4.4%	5.6%	5.1%	5.2%	5.8%
Consensus Total Revenue	$2,716	$2,800	$3,012	n.a.	n.a.	n.a.
Management 2025 Guidance	$2,700					
Less: Direct Costs	($1,832)	($1,925)	($2,032)	($2,134)	($2,247)	($2,378)
Gross Margin	$956	$984	$1,040	$1,096	$1,149	$1,215
Gross Margin (%)	34.3%	(2) 33.8%	33.9%	33.9%	33.8%	33.8%
(3) Less: Share-Based Comp.[1]	($1)	($10)	($17)	($21)	($23)	($23)
Less: Indirect Costs	($541)	($561)	($582)	($609)	($641)	($677)
Adj. EBITDAR	$414	$413	$441	$465	$485	$515
Adj. EBITDAR Margin (%)	14.9%	14.2%	14.3%	14.4%	14.3%	14.3%
Consensus EBITDA	$400	$425	$481	n.a.	n.a.	n.a.
Management 2025 Guidance	$400					
(4) Less: Lease Costs	($104)	($105)	($107)	($109)	($113)	($118)
Add: Share-Based Comp.[1]	$1	$10	$17	$21	$23	$23
Adj. EBITDA	$312	$318	$351	$377	$395	$420
(5) Less: Capex	($125)	($113)	($119)	($120)	($122)	($127)
Capital Intensity (%)	(4.5%)	(3.9%)	(3.9%)	(3.7%)	(3.6%)	(3.5%)
Add: Change in WC	$7	$16	$14	$9	$3	($6)
Less: Share-Based Comp.[1]	($1)	($10)	($17)	($21)	($23)	($23)
Less: AIO[2]	($88)	($36)	($37)	($36)	($35)	($36)
(6) Less: Unlevered Cash Taxes[3]	($45)	($60)	($65)	($69)	($71)	($76)
Unlevered FCF	$59	$115	$127	$139	$147	$152

SELECTED MANAGEMENT ASSUMPTIONS

1. Revenue growth supported by reallocation of investment towards high-growth service lines; consensus forecasts underestimate revenue growth by 3%-4% based on Management's most probable view
2. Margin contraction in 2026 primarily driven by residual impact of high churn event in 2025 within TS&S service line
3. Share-based compensation to remain in line with 2025 budgeted levels for forecast period
4. Lease expenses expected to increase at ~3.0% CAGR
5. Improvement in capital intensity while supporting growth through reallocations to high-growth service lines
6. Effective tax rate expected to be 36.7% inclusive of withholding taxes
   - Preliminary assessment from Management, subject to further review

Source: TELUS Digital Management
Note: Adj. EBITDA is presented on a pre-IFRS 16 basis and burdened by share-based compensation. "n.a." denotes not applicable.
1. Share-based compensation excludes WillowTree related amounts in 2025B, which are captured in existing PSU / RSU count.
2. Acquisitions, Integration, and Other costs ("AIO").
3. Cash taxes calculated using EBIT value burdened by cost deductible AIO costs and unburdened by non-tax deductible, acquisition-related amortization.

15

PROJECT ARBUTUS

16 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS ⚫ CXM revenue is expected to decline, driven by pricing pressures, market headwinds, and anticipated customer churn ⚫ TS&S revenue is projected to increase at CAGR of 2%; anticipated gains in financial crimes and compliance verticals are partially offset by declining content moderation revenues resulting from churn of large social media client ⚫ TDO revenue is expected to increase at 3% CAGR over next five years, reflecting potential uplift from cloud service opportunities ⚫ TDS revenue is expected to increase at five-year CAGR of 12%, underpinned by market growth, differentiated CX digitization capabilities, and application services growth ⚫ AI&DS revenue is projected to increase at five-year CAGR of 17%, reflecting strong market growth and expansion in GenAI and computer vision, partially offset by customer concentration mix 50% 47% 45% 42% 39% 36% 32% 16% 19% 20% 21% 22% 23% 24% 15% 16% 19% 21% 23% 26% 28% 14% 13% 11% 11% 12% 12% 12% 5% 5% 5% 4% 4% 4% 4% 2024A 2025B 2026E 2027E 2028E 2029E 2030E 75% 74% 75% 77% 79% 81% 83% 25% 26% 25% 23% 21% 19% 17% 2024A 2025B 2026E 2027E 2028E 2029E 2030E Source: TELUS Digital Management MANAGEMENT PROJECTIONS TELUS Digital Revenue Mix Forecast REVENUE MIX BY CUSTOMER PROGRAM CXM TDS AI&DS TS&S TDO Revenue composition is expected to shift toward AI&DS and TDS service lines, largely driven by market growth and shift to premium service lines External Programs TELUS ⚫ Projected growth in external business is underpinned by strong top-line gains in AI&DS and TDS service lines ⚫ Increased shift of external program mix reflective of contract renewals and strong growth in new projects for existing and first-time customers ◼ Management does not anticipate any material churn events in forecast period beyond recently churned large social media client ⚫ Revenue from programs with TELUS is expected to remain flat between 2025 and 2026, with projected decline of 4% per annum thereafter ◼ Revenue forecasts are aligned with TELUS’ status quo capital reduction plan and expected efficiencies, assuming TELUS Digital operates as a standalone entity REVENUE MIX BY SERVICE LINE

17 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS 12.6% 11.2% 23.4% 16.8% 15.7% 12.9% 10.9% 22.3% 21.8% 19.4% 19.2% 16.0% 14.5% 14.5% 68.4% 59.9% 90.3% 85.8% 84.6% 74.0% 81.1% 80.5% 95.8% 94.9% 91.9% 93.1% 88.8% 81.2% 4.6% 2.6% 2.8% 2.0% (1.7%) (4.5%) n.a. 16.2% 10.2% 6.2% 6.0% 5.1% 4.1% 4.0% 34.3% 35.4% 35.8% 27.7% 54.4% 22.7% 30.9% 37.6% 29.1% n.a. 32.0% 34.2% 32.1% 37.9% Source: Public filings, FactSet, Street research Note: Market data as of 29-Jul-25. “n.a.” denotes not publicly available. 1. Estimate beyond 30-Jun-26 not available for IBEX. 2. Gross Profit estimates not available for CGI. 3. FCF Conversion defined as (Adj. EBITDA – Capex) / Adj. EBITDA. MANAGEMENT PROJECTIONS TELUS Digital and Selected Companies ’25E ADJ. EBITDA MARGIN AND ’25E FCF CONVERSION(3) ’24A-’26E REVENUE CAGR AND ’25E GROSS MARGIN TELUS Digital falls in the middle of selected companies based on revenue growth, but lags behind selected companies based on Adj. EBITDA margins and FCF conversion ratio CX / BPO DX / IT Consulting TELUS Digital Median ’25E Adj. EBITDA Margin: 15.7% Median ’25E Adj. EBITDA Margin: 19.2% Median ’24A-’26E Revenue CAGR: 0.2% Median ’24A-’26E Revenue CAGR: 5.9%

18 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS (Values shown in US$ mm, unless otherwise stated) Source: Public filings and TELUS Digital-provided materials Note: “n.a.” denotes not publicly available. 1. Reflects top two customers. 2. Reflects top three customers. 3. Reflects work for U.S. federal government, including its various agencies. 4. Reflects top 15 customers. MANAGEMENT PROJECTIONS Customer Concentration Comparison Across Selected Companies Company FY’24A Total Revenue Top Five Customers Top Ten Customers $2,658 55% 65% (Customer Count Excludes TELUS) $2,658 34% 42% $9,619 18% n.a. $1,197 10%(1) n.a. $509 29%(2) n.a. $10,280 22% 31% $2,208 32% 49% $64,896 n.a. n.a. $14,676 14%(3) n.a. $19,736 n.a. 70%(4) $741 n.a. 33% $4,728 16% 23% $2,416 21% 29% $351 n.a. 56%

19 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS Source: Public filings and materials Note: Excludes Startek and Webhelp as service-level information is not disclosed. 1. Reflects most recent annual public filing and information available. MANAGEMENT PROJECTIONS Business Line Comparison Across Selected CX / BPO Precedent Targets Company Revenue By Business Line(1) ⚫ AI & Data Solutions (15.0%), Trust, Safety, & Security (13.7%), Customer Experience Management (50.0%), TELUS Digital Operations (5.2%), TELUS Digital Solutions (16.3%) ⚫ Industry-Specific (43.5%), Finance and Accounting (20%), Customer Experience Services (18.5%), Research and Analytics (12.7%), Others (5.3%) ⚫ Digital Customer Experience (61.5%), Trust + Safety (24.9%), AI Services (13.6%) ⚫ Omnichannel CX Solutions (60.0%), Sales and Digital Marketing (26.8%), Content, Trust and Safety (12.3%), Other Service Fees (0.9%) ⚫ Customer Interaction Services, Business Process Services, Tech & Expert Services (2022A) (2023A) (2024A) (2025A) (2024A)

20 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS 7.9x 5.3x 9.2x -- 3x 6x 9x 12x 15x 18x 21x 24x Jul-22 Oct-22 Jan-23 Apr-23 Jul-23 Oct-23 Jan-24 Apr-24 Jul-24 Oct-24 Jan-25 Apr-25 Jul-25 TELUS Digital CX / BPO DX / IT Consulting MANAGEMENT PROJECTIONS TELUS Digital trading multiples have trailed Digital Transformation / IT Consulting segment and have slightly outperformed CX / BPO segment EV / NTM ADJ. EBITDA (LAST THREE YEARS) Source: Public filings, FactSet, Street research Note: Market data as of 29-Jul-25. No selected company is identical or directly comparable to TELUS Digital. 1. Selected CX / BPO companies includes CNXC, CSGS, IBEX, TEP, TTEC. 2. Selected DX / IT Consulting companies includes ACN, CTSH, DAVA, EPAM, GDYN, GIB.A, GLOB. NTM Adj. EBITDA Multiples Over Time – TELUS Digital vs. Selected Companies (1) (2) Average EV / NTM Adj. EBITDA Multiples CX / BPO DX / IT Consulting TELUS Digital YTD 5.4x 10.7x 7.4x One-year 5.4x 11.5x 7.3x Two-year 5.5x 12.1x 6.9x Three-year 6.4x 12.3x 8.7x Unaffected TELUS Digital EV / NTM Adj. EBITDA: 7.0x

21 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS PRELIMINARY FINANCIAL ANALYSIS Section 4: Preliminary Financial Analysis Section 1 Overview of TELUS Proposal Section 2 Overview of TELUS Digital Section 3 Management Projections Section 4 Preliminary Financial Analysis Appendix (Informational)

HIGHLY CONFIDENTIAL
PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION
[July 31, 2025]

BMO

PRELIMINARY FINANCIAL ANALYSIS

Preliminary Financial Perspectives Summary

Adj. EBITDA shown after lease payments, and before share-based compensation (values shown in US$ mm unless otherwise stated)

	Informational References		Trading Basis		En Bloc		
	52-Week Trading Range	Broker Share Price Target	Selected Public Companies		Selected Precedent Premiums	Selected Precedent Transactions	DCF Analysis
Methodologies	52-Week High and Low	Discounted by one year at 12.0% Cost of Equity	EV / Adj.EBITDA '25B	EV / Adj. EBITDA '26E	Normalized Trading Range with Selected Premium	EV / LTM Adj. EBITDA	WACC / Perpetuity Growth Rate
High-End of Range	$6.86	$5.36	8.25x	7.75x	30%	10.0x	9.75% / 5.25%
Low-End of Range	$2.13	$2.68	7.25x	6.75x		9.0x	10.75% / 5.75%
Attribute			'25B Adj. EBITDA $312 mm	'26E Adj. EBITDA $318 mm		LTM Adj. EBITDA $311 mm	Standalone Forecast + PV of 50% Public Company Cost Savings


Implied Equity Value per Share(2) (US$/share)
TELUS Digital closing price 29-Jul-25 ($3.96/share)
TELUS Proposal ($3.40/share)
TELUS Digital unaffected price 11-Jun-25 ($2.96/share)
$6.85
$2.15
Research analyst share price targets' range unchanged pre and post TELUS proposal announcement
$5.35
$2.70
$3.45
$2.40
$3.10
$2.00
$4.45
$3.10
$5.20
$4.20
Implied PV of 50%(2) potential public company cost savings (per TELUS Digital Management) represents ~$0.1 per share of indicative reference range
$4.40
$3.30

Implied Total (Pre-IFRS 16)[2]		52-Week Trading Range	Broker Share Price Target	EV / Adj.EBITDA '25B	EV / Adj. EBITDA '26E	Selected Precedent Premiums	Selected Precedent Transactions	DCF Analysis
Enterprise Value	(US$ mm)	$2,185 - $3,604	$2,348 - $3,151	$2,260 - $2,572	$2,150 - $2,468	$2,473 - $2,880	$2,799 - $3,110	$2,527 - $2,859
Equity Value	(US$ mm)	$634 - $2,053	$797 - $1,599	$709 - $1,020	$598 - $917	$921 - $1,329	$1,248 - $1,559	$976 - $1,308
Implied EV / Adj. EBITDAR								
EV / '25B Adj. EBITDAR	(x)	6.0x - 9.4x	6.4x - 8.3x	6.2x - 6.9x	5.9x - 6.7x	6.7x - 7.6x	7.5x - 8.2x	6.8x - 7.6x
EV / '26E Adj. EBITDAR	(x)	6.0x - 9.4x	6.4x - 8.3x	6.2x - 6.9x	5.9x - 6.7x	6.7x - 7.6x	7.5x - 8.2x	6.8x - 7.6x

Source: Public disclosure, FactSet, TELUS Digital Management
Note: Market data as at July 29, 2025. Based on TELUS Digital Management forecast. Based on December 31, 2025 present value date and capitalization; fully diluted share count as of Q1 2025 financials plus in-the-money dilutive securities (treasury stock method).
1. Share prices rounded to nearest $0.05.
2. Based on professional judgement, we have assumed that a buyer may include an amount up to 50% of anticipated cost savings / synergies in its purchase price.

22

PROJECT ARBUTUS

BMO
HIGHLY CONFIDENTIAL
PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION
[July 31, 2025]
PRELIMINARY FINANCIAL ANALYSIS

Preliminary Selected Public Companies

(Values shown in US$ mm, unless otherwise stated)


Selected CX / BPO Companies
Selected Digital Transformation / IT Consulting Companies
Median EV / '25E Adj. EBITDA: 5.5x
Median EV / '26E Adj. EBITDA: 5.2x
Median EV / '25E Adj. EBITDA: 9.2x
Median EV / '26E Adj. EBITDA: 8.6x
Overall Median EV / '25E Adj. EBITDA: 8.3x
Overall Median EV / '26E Adj. EBITDA: 7.7x
Overall Mean EV / '25E Adj. EBITDA: 8.0x
Overall Mean EV / '26E Adj. EBITDA: 7.7x
EV / Adj. EBITDA
EV / '25E Adj. EBITDA
EV / '26E Adj. EBITDA
TELUS[(1)] Digital Consensus: 7.4x, 6.8x
TELUS[(1)] Digital Standalone: 7.2x, 7.0x
CSG Systems: 8.7x, 8.4x
IBEX[(2)]: 6.1x, n.a.
Concentrix: 5.5x, 5.2x
TTEC[(3)]: 5.2x, 5.3x
TEP: 5.1x, 4.9x
Accenture: 12.3x, 11.6x
CGI: 10.9x, 10.4x
EPAM: 10.2x, 9.2x
Grid Dynamics: 9.2x, 7.4x
Cognizant: 9.0x, 8.6x
Globant: 7.9x, 7.7x
Endava: 6.2x, 5.7x

Source: Public filings and materials, FactSet, Street research

Note: Market data as of 29-Jul-25. Estimates based on Street median consensus estimates. "n.a." denotes not publicly available. No selected company is identical or directly comparable to TELUS Digital.

1. As of unaffected share price date of 11-Jun-25. TELUS Digital is not included in medians.
2. Estimates beyond 30-Jun-26 not available for IBEX.
3. TTEC received unsolicited take-private proposal for $6.85 per share on 30-Sep-24.

23
PROJECT ARBUTUS

BMO
HIGHLY CONFIDENTIAL
PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION
[July 31, 2025]
PRELIMINARY FINANCIAL ANALYSIS

Preliminary Selected Precedent Transactions

Announced since 2023


CX / BPO
Digital Transformation / IT Consulting
Other
Median EV / LTM Adj. EBITDA Multiple: 7.8x
Median EV / LTM Adj. EBITDA Multiple: 13.0x
Overall Median EV / LTM Adj. EBITDA Multiple: 11.0x(1)
Overall Mean EV / LTM Adj. EBITDA Multiple: 10.3x(1)
EV / LTM Adj. EBITDA
Transactions are pending; definitive agreements have been signed
12.3x
7.6x
6.4x
5.7x
9.6x
7.9x
12.8x
14.1x
17.0x
13.0x
12.5x
36.0x

Announced Date	Jul-25	May-25	Jun-24	Oct-23	Mar-23	Apr-23	Nov-24	Aug-24	May-24	Apr-23	Mar-23	Oct-22
Target	WNS[2]	TaskUS[2]	TDCX	StarTek	Webhelp[3]	Majorel	First Derivative[4]	Thoughtworks[5]	Perficient	Scalian SAS	Ordina	WillowTree
Acquiror	Capgemini	Blackstone	Transformative Investments	Capital Square Partners	Concentrix	Teleperformance	EPAM	Apax Partners	EQT Asia	Wendel SE	Sopra Steria	TELUS Digital

Source: Public filings, MergerMarket, FactSet, PitchBook, and other public sources
Note: No selected transaction is identical or directly comparable to the Transaction.
1. Excludes WillowTree transaction.
2. Transactions announced and pending.
3. Financials based on FY23 estimates.
4. Financials based on FY24 estimates.
5. Financials based on FY25 estimates as proxy for normalized performance

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HIGHLY CONFIDENTIAL
PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION
[July 31, 2025]

BMO

PRELIMINARY FINANCIAL ANALYSIS

Preliminary Illustrative Discounted Cash Flow Summary

(Values shown in US$ mm, unless otherwise stated)

PROJECTED FREE CASH FLOWS

	Fiscal Year Ending December 31						
	H2 2025B	2026E	FY2027E	FY2028E	FY2029E	FY2030E	Terminal[1]
Revenue	$1,419	$2,910	$3,071	$3,230	$3,396	$3,594	$3,594
Annual Growth (%)	*n.a.*	*4.4%*	*5.6%*	*5.1%*	*5.2%*	*5.8%*	--
Public Company Cost Savings (50%)	$1	$3	$3	$3	$3	$3	$3
Share Based Compensation	($1)	($10)	($17)	($21)	($23)	($23)	($23)
Adj. EBITDAR	**$218**	**$416**	**$443**	**$468**	**$488**	**$517**	**$517**
Less: Lease Payments	($52)	($105)	($107)	($109)	($113)	($118)	($118)
Adj. EBITDA (Post-SBC)	**$166**	**$311**	**$336**	**$358**	**$375**	**$399**	**$399**
Margin (%)	*11.7%*	*10.7%*	*10.9%*	*11.1%*	*11.0%*	*11.1%*	*11.1%*
Less: Restructuring Costs (AIO Costs)	($31)	($36)	($37)	($36)	($35)	($36)	--
Less: D&A (Excl. RoU Assets)	($141)	($271)	($273)	($276)	($278)	($281)	($116)
Adj. EBIT	**($6)**	**$4**	**$27**	**$47**	**$61**	**$82**	**$284**
Less: Unlevered Cash Taxes[2]	($22)	($60)	($66)	($70)	($72)	($77)	($104)
Tax-Affected EBIT	**($28)**	**($57)**	**($39)**	**($23)**	**($11)**	**$5**	**$179**
Add: D&A (Excl. RoU Assets)	$141	$271	$273	$276	$278	$281	$116
Less: Capital Expenditures	($65)	($113)	($119)	($120)	($122)	($127)	($127)
Less: Increase in Net Working Capital	$19	$16	$14	$9	$3	($6)	($6)
Unlevered Free Cash Flow	**$68**	**$117**	**$129**	**$141**	**$149**	**$154**	**$162**

IMPLIED EQUITY VALUE PER SHARE

	Low	Mid	High
Cost of Capital	**10.75%**	**10.25%**	**9.75%**
Perpetuity Growth	**5.75%**	**5.50%**	**5.25%**
Terminal Value	$3,433	$3,605	$3,796
PV of Cash Flows[3]	$571	$578	$585
PV of Terminal Value[4]	$1,956	$2,106	$2,274
Enterprise Value	**$2,527**	**$2,684**	**$2,859**
Less: Net Debt (Excl. Leases)	($1,129)	($1,129)	($1,129)
Less: Net TELUS Payable	($271)	($271)	($271)
Less: WillowTree Provision	($134)	($134)	($134)
Less: Pension Obligations	($17)	($17)	($17)
Implied Equity Value	**$976**	**$1,133**	**$1,308**
F.D. Shares Outstanding	297.7	297.8	298.1
Implied Equity Value per Share	**$3.30**	**$3.80**	**$4.40**
Implied Terminal Multiple	*8.6x*	*9.0x*	*9.5x*
TV % of Total	*77.4%*	*78.5%*	*79.6%*

Implied PV of 50%[5] potential public company cost savings (per TELUS Digital Management) represents ~$0.1 per share of indicative reference range

Source: TELUS Digital Management, Street research, Public filings
Note: Assumes present value date of 30-Jun-25.

1. Normalized depreciation equal to 91% of capital expenditures based on approximately nine-year depreciation period; non-tax deductible amortization of acquired intangibles and AIO costs excluded on perpetual basis.
2. Cash taxes calculated using 36.7% effective tax rate and reflects impact of non-tax deductible amortization of acquired intangibles.
3. Assumes mid-year discounting convention.
4. PV of terminal value discounted from December 31, 2030.
5. Based on professional judgement, we have assumed that a buyer may include an amount up to 50% of anticipated cost savings / synergies in its purchase price.

25

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HIGHLY CONFIDENTIAL
PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION
[July 31, 2025]

BMO

PRELIMINARY FINANCIAL ANALYSIS

Preliminary Illustrative Cost of Capital Calculation

(Values shown in US$ mm, unless otherwise stated)

SELECTED BETA

R2 > 0.15

Company	Beta	R^2	Total Debt[1]	Equity Value[2]	Debt Ratio	Tax Rate	Beta[3]
	Levered						Unlevered
Selected CX / BPO Companies							
Concentrix	0.93	0.14	$4,891	$3,895	55.7%	21.0%	0.47
Teleperformance	0.85	0.19	5,360	6,250	46.2%	25.0%	0.52
IBEX	0.74	0.06	21	431	4.6%	21.0%	0.71
TaskUs	1.87	0.18	253	1,664	13.2%	21.0%	1.67
TTEC	1.02	0.13	964	269	78.2%	21.0%	0.27
CSG Systems	0.77	0.28	538	1,889	22.2%	21.0%	0.63
Median (R^2 > 0.15)	**0.85**		**$538**	**$1,889**	**22.2%**		**0.63**
Selected Digital Transformation / IT Consulting Companies							
EPAM	1.36	0.26	$25	$9,868	0.3%	21.0%	1.36
Grid Dynamics	1.54	0.24	--	880	--	21.0%	1.54
Globant	1.67	0.39	287	4,126	6.5%	35.0%	1.60
Endava	1.34	0.24	182	1,135	13.8%	25.0%	1.20
Cognizant	1.03	0.48	600	37,248	1.6%	21.0%	1.02
CGI	0.75	0.33	2,683	22,829	10.5%	15.0%	0.68
Accenture	1.01	0.52	5,151	194,245	2.6%	21.0%	0.99
Median (R^2 > 0.15)	**1.34**		**$287**	**$9,868**	**2.6%**		**1.20**
Selected Beta - Low							**0.70**
Selected Beta - High							**0.80**
TIXT	*1.08*	*0.13*	*$1,702*	*$1,180*	*59.1%*	*25.9%*	*0.52*

ILLUSTRATIVE COST OF CAPITAL

Selected Betas	βu = 0.70	βu = 0.75	βu = 0.80
Cost of Debt			
Base Rate[4]	4.32%	4.32%	4.32%
Borrowing Spread[5]	2.00%	2.00%	2.00%
Country Risk Premium[6]	--	--	--
Pre-tax Cost of Debt	6.32%	6.32%	6.32%
Tax Rate	26%	26%	26%
After-Tax Cost of Debt	**4.7%**	**4.7%**	**4.7%**
Cost of Equity			
Nominal Risk-Free Rate[4]	4.32%	4.32%	4.32%
Equity Risk Premium[7]	7.31%	7.31%	7.31%
Country Risk Premium[6]	--	--	--
Size Premium[7]	0.88%	0.88%	0.88%
Selected Unlevered Beta	0.70	0.75	0.80
Optimal Debt in Capital Structure	25.0%	25.0%	25.0%
Levered Beta[3]	0.87	0.94	1.00
Cost of Equity[8]	**11.6%**	**12.0%**	**12.5%**
Implied WACC[9]	**9.9%**	**10.2%**	**10.5%**
Selected WACC	**9.75%**	**10.25%**	**10.75%**

Selected WACC of 9.75% to 10.75%

Source: Bloomberg, FactSet, Public filings
Note: Levered Betas are Bloomberg six-year weekly raw Betas, unless otherwise noted
1. Total debt at face value.
2. Equity value as of 29-Jul-25.
3. βU = βL / (1 + (1 - tax rate) x Debt/Equity).
4. Yield on 10-year US Government bond.
5. Estimated 10-year borrowing spread over base rate at optimal capital structure.
6. Assets and operations mainly located in Canada, U.S. Based on Kroll - Cost of Capital Navigator.
7. Cost of equity = risk-free rate + β x market risk premium + size premium + country risk premium.
8. WACC = Debt/(Debt + Equity) x((1 - tax rate) x Cost of Debt) + Equity/(Debt + Equity) x Cost of Equity.

26

PROJECT ARBUTUS

27 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS APPENDIX (INFORMATIONAL) Appendix (Informational) Section 1 Overview of TELUS Proposal Section 2 Overview of TELUS Digital Section 3 Management Projections Section 4 Preliminary Financial Analysis Appendix (Informational)

28 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS Source: Bloomberg, Public filings, Press releases 1. Does not include terminated transactions. Includes transactions with transaction values of greater than $50 million, announced since 2000. 2. Median premium. APPENDIX (INFORMATIONAL) Preliminary Implied Precedent Premia Paid (Canadian Targets)(1,2) Median all cash and stock premium of ~30% on Canadian transactions 35% 37% 33% 28% 34% 39% 32% 36% 29% 23% 31% 42% 27% 31% 26% 21% 26% 41% 1,182 639 224 319 1,092 90 Canada - All Deals Cash Cash and Stock Stock Friendly Hostile One-Month Premium One-Week Premium One-Day Premium # of Transactions Consideration Approach Type

29 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS (Values shown in US$ mm, unless otherwise stated) Source: TELUS Digital Management APPENDIX (INFORMATIONAL) Standalone Forecast Adjusted EBITDA Reconciliation Fiscal year ended December 31 2025B 2026E 2027E 2028E 2029E 2030E Net Revenue $2,788 $2,910 $3,071 $3,230 $3,396 $3,594 (-) Direct Costs ($1,832) ($1,925) ($2,032) ($2,134) ($2,247) ($2,378) Gross Margin $956 $984 $1,040 $1,096 $1,149 $1,215 (-) Indirect Costs ($541) ($561) ($582) ($609) ($641) ($677) (-) Share-Based Compensation ($1) ($10) ($17) ($21) ($23) ($23) Adjusted EBITDAR $414 $413 $441 $465 $485 $515 (-) Lease Payments ($104) ($105) ($107) ($109) ($113) ($118) Adjusted EBITDA (Post-SBC) $310 $308 $334 $356 $372 $397 (+) Share-Based Compensation $1 $10 $17 $21 $23 $23 Adjusted EBITDA $312 $318 $351 $377 $395 $420 As defined per TELUS Digital Management and as reported in TELUS Digital's financials

30 HIGHLY CONFIDENTIAL PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION [July 31, 2025] PROJECT ARBUTUS 7% 21% 42% 61% 76% 92% Below Valuation Range Below Bottom 25% of Range Below Midpoint of Range Below Top 25% of Range Below Top of Range All Deals APPENDIX (INFORMATIONAL) Selected Precedent MI 61-101 Transactions | Final Offer vs. Formal Valuation Range Source: Public filings 42% of deals had board support when offer price fell below midpoint Formal Valuation Range % of deals that had board support and offer price that fell … 92% of all deals received board support

BMO

HIGHLY CONFIDENTIAL
PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION
[July 31, 2025]

APPENDIX (INFORMATIONAL)

Selected Precedent MI 61-101 Transactions (2024 to 2025 YTD)

(Values shown in C$ mm, unless otherwise stated)


Bid Bump[1]
84%
42%
40%
11%
8%[2]
3%
1%
--
--
--
(7%)
Median: 12%

Acquirer	SNDL Inc.	Advent International	Fairfax Financial	Trilogy Investments	15384150 Canada Inc.	ARC Financial Corp.	Blackstone	Zeg Oil & Gas Ltd	A&W Food Services of Canada Inc.	Minera Alamos Inc.	Persistence Capital Partners
Target	Nova Cannabis Inc.	Nuvei Corp.	Farmers Edge	Indigo Books & Music	BBTV Holdings Inc.	STEP Energy Services	Tricon Residential Inc.	Forza Petroleum Ltd	A&W Revenue Royalties Income Fund	Sabre Gold Mines Corp.	Neighbourly Pharmacy Inc.
Announcement Date	13-Aug-24	01-Apr-24	16-Nov-23	01-Feb-24	17-Oct-23	04-Nov-24	19-Jan-24	11-Dec-23	22-Jul-24	28-Oct-24	03-Oct-23
Transaction Value (C$ mm)	$38	$3,176	$6	$27	$5	$359	$3,959	$16	$540	$22	$429
Initial Ownership	65%	54%	61%	61%	38%	--	12%	83%	29%	--	50%
Consideration	Cash	Cash	Cash	Cash	Cash	Cash	Cash	Cash	Cash	Stock	Cash

Source: Public filings, FactSet
1. Calculated as final offer / initial offer (private or public) -1 for all-cash deals, stock deals excluded for comparability.
2. BBTV initially proposed to pay premium ranging from 20%-35% of Target's shares; assumed initial premium was 20% for illustrative purposes.

31

PROJECT ARBUTUS

BMO

HIGHLY CONFIDENTIAL
PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION
[July 31, 2025]

APPENDIX (INFORMATIONAL)

Select Precedent MI 61-101 Transactions (Prior Ownership >50%)

Existing acquirer ownership >50% with value of minority between C$100-800 mm


Bid Bump[1]
Median: 12%
19%
18%
13%
8%
8%
--
--
(7%)

Acquirer	Holcim	Fairfax Financial	JLL Partners/Royal DSM	Fairfax Financial	Brookfield Property Partners	Nord Gold N.V.	NorthWest Healthcare Properties REIT (NWH)	Persistence Capital Partners
Target	St. Lawrence Cement	Recipe Unlimited Corporation	Patheon Inc.	Northbridge Financial	Brookfield Canada Office Properties	High River Gold Ltd.	NorthWest Int'l Healthcare Properties REIT (NWI)	Neighbourly Pharmacy Inc.
Initial Offer Date	26-Feb-07	01-Jul-22	16-Sep-13	26-Nov-25	23-Jan-17	18-Jul-12	11-Mar-15	03-Oct-23
Transaction Value (C$ mm)	$681	$397	$632	$687	$514	$293	$115	$429
Initial Ownership	63% [2]	67%	57%	63%	83%	75%	65%	50%
Consideration	Cash	Cash	Cash	Cash	Cash	Cash or Stock	Stock	Cash
Initial 1-Day Premium	12%	40%	26%	19%	15%	14%	(1%)	69%
Final 1-Day Premium	33%	66%	49%	29%	24%	14%	(8%)[3]	58%

Source: Company filings, FactSet
Note: Figures shown in C$ mm.
1. Calculated as final offer / initial offer (private or public) -1 for all-cash deals, stock deals excluded for comparability.
2. The acquirer holds approximately 44% of outstanding Class A Shares and 100% of outstanding Class B Multiple Voting Shares, representing approximately 79% of SLC's total votes.
3. Canaccord Genuity determined that the FMV of NWH units was in the range of $10.25 to $11.75, which shifts implied premium to between 8% and 23%.

32

PROJECT ARBUTUS